Exhibit 99.1


     Insight Communications Announces First Quarter 2005 Results


    NEW YORK--(BUSINESS WIRE)--April 28, 2005--Insight Communications Company (NASDAQ: ICCI) today announced financial results for the quarter ended March 31, 2005.

    First Quarter Highlights

    --  Revenue of $269.3 million, an increase of 13% over Q1 2004

    --  Operating Income before Depreciation and Amortization* of
        $107.6 million, an increase of 7% over Q1 2004

    --  Capital expenditures of $38.7 million

    --  Free Cash Flow* of $37.4 million

    --  Total Customer Relationships of 1,327,100, compared to
        1,336,300 for Q1 2004

    -- Total RGUs of 2,166,800, an increase of 7% from Q1 2004, comprised of:

        -- High-speed Internet customer net gain of 37,300, an increase of 33% over Q1 2004 net additions. Total HSI customers at quarter end were 367,800, a penetration of 16% of HSI homes passed.

        -- Basic customer net loss of 1,100, resulting in 1,271,400 basic customers at quarter end

        -- Digital customer net gain of 7,700, increasing digital customers to 459,000 at quarter end. Digital penetration was 38% of the company's Digital Universe.

        -- Telephone customer net gain of 4,300, bringing total telephone customers to 68,600 at quarter end and penetration to 9% of marketable homes passed

    -- As of March 31, 2005, 97% of the company's customers were passed by two-way, 750 MHz or higher capacity upgraded network.

* See explanation of this Non-GAAP measure below.

    Operating Results for the Three Months Ended March 31, 2005
Compared to Three Months Ended March 31, 2004

    Revenue for the three months ended March 31, 2005 totaled $269.3 million, an increase of 13% over the prior year, due primarily to customer gains in high-speed Internet and digital services, as well as basic rate increases. High-speed Internet service revenue increased 46% over the prior year, primarily due to an increased customer base. We added a net 37,300 high-speed Internet customers during the quarter to end at 367,800 customers. Basic cable service revenue increased 6%, due to basic rate increases partially offset by customer losses. Our loss in basic customers resulted primarily from greater competitive pressures by DBS service providers, including the effects of recent "local-to-local" launches and bundled offers with DSL providers. To reverse this trend, we are increasing our customer retention efforts by emphasizing bundling, enhancing and differentiating our video services and providing video-on-demand, high definition television and digital video recorders. We are also continuing our focus on improving customer service through quicker response times, increased education of our product offerings and increased spending on marketing and sales efforts. In addition, digital service revenue increased 13% over the prior year, primarily due to an increased customer base. We added a net 7,700 digital customers during the quarter to end at 459,000 customers.

    Revenue by service offering were as follows for the three months ended March 31 (dollars in thousands):

                            Revenue by Service Offering
                       -------------------------------------  --------
                        Three              Three
                        Months             Months
                         Ended    % of      Ended    % of     % Change
                       March 31,  Total   March 31,  Total      in
                         2005     Revenue   2004     Revenue   Revenue
                       --------- -------- --------- --------  --------
Basic                  $147,632     54.8% $139,005     58.2%      6.2%
High-Speed Internet      42,113     15.6%   28,940      9.9%     45.5%
Digital                  26,761      9.9%   23,721     12.1%     12.8%
Advertising              16,988      6.3%   13,987      5.8%     21.5%
Premium                  14,344      5.3%   14,906      6.3%    (3.8)%
Telephone                 7,732      2.9%    3,758      1.6%    105.7%
Franchise fees            7,420      2.8%    7,008      2.9%      5.9%
Other                     6,337      2.4%    7,431      3.1%   (14.7)%
                       --------- -------- --------- --------  --------
Total                  $269,327    100.0% $238,756    100.0%     12.8%
                       ========= ======== ========= ========  ========


    Total Customer Relationships were approximately 1,327,100 as of March 31, 2005, compared to 1,336,300 as of March 31, 2004. Total Customer Relationships represent the number of customers who receive one or more of our products (i.e., basic cable, high-speed Internet or telephone) without regard to which product they purchase. Revenue Generating Units ("RGUs"), which represent the sum of basic, digital, high-speed Internet and telephone customers, as of March 31, 2005 increased 7% as compared to March 31, 2004. RGUs by category were as follows (in thousands):


                                 March 31, 2005      March 31, 2004
                               ------------------- -------------------
Basic                                     1,271.4             1,297.9
Digital                                     459.0               418.4
High-speed Internet                         367.8               258.0
Telephone                                    68.6                60.1
                               ------------------- -------------------
   Total RGUs                             2,166.8             2,034.4
                               =================== ===================


    Average monthly revenue per basic customer was $70.58 for the three months ended March 31, 2005, compared to $61.42 for the three months ended March 31, 2004, primarily reflecting the continued growth of our high-speed Internet and digital product offerings in all markets as well as basic rate increases. In addition, telephone revenues for the three months ended March 31, 2005, reflect service revenues earned from our customers, compared to the three months ended March 31, 2004, which reflected revenues billed to Comcast under our previous contractual arrangement that was terminated effective December 31, 2004. Also included in telephone revenues for the three months ended March 31, 2005, is the continued amortization of installation revenues under our previous arrangement with Comcast in the amount of $834,000.

    Programming and other operating costs increased $10.9 million, or 12%. Programming costs increased primarily as a result of increases in programming rates. Other operating costs increased primarily as a result of increases in technical salaries and benefits for new and existing employees, in addition to decreased capitalized labor costs due to the continued transition from upgrade and new connect activities to maintenance and reconnect activities. Other operating costs increased as a result of costs of sales associated with telephone that were previously paid by Comcast. Despite an increase of approximately 110,000 high-speed Internet customers, high-speed Internet service provider costs decreased due to more favorable per customer charges under a new agreement with our Internet service provider. However, as we continue to add high-speed Internet customers, we expect our Internet service provider costs to increase.
    Selling, general and administrative expenses increased $12.7 million, or 25%, primarily due to increased payroll and payroll related costs, including salary increases for existing employees, increased headcount and increases in health insurance costs. Marketing expenses increased to support the continued rollout of high-speed Internet, digital and telephone products, and to maintain our core video customer base. Marketing support funds (recorded as a reduction to selling, general and administrative expenses) decreased over the prior year's quarter. A decrease in expenses previously allocated to Comcast, under our prior agreement to manage certain Comcast systems, also contributed to the increase in selling, general and administrative expenses. As this agreement was terminated effective July 31, 2004, the period ended March 31, 2005 does not include any of these expense allocations. Some cost savings have been realized upon termination of the management agreement, and the impact of certain of these savings is reflected in programming and other operating costs.
    Depreciation and amortization expense increased $3.7 million, or 6%, primarily as a result of additional capital expenditures through March 31, 2005. These expenditures chiefly constituted network extensions, capitalized payroll, upgrades to our headends and purchases of customer premise equipment, all of which we consider necessary in order to continue to maintain and grow our customer base and expand our service offerings. Partially offsetting this increase was a decrease in depreciation expense related to certain assets that have become fully depreciated since March 31, 2004.
    As a result of the factors discussed above, Operating Income before Depreciation and Amortization increased $7.0 million, or 7%.
    Interest expense increased $4.5 million, or 9%, primarily due to higher interest rates, which averaged 7.82% for the three months ended March 31, 2005 as compared to 7.04% for the three months ended March 31, 2004.

    Liquidity and Capital Resources

    Our business requires cash for operations, debt service, capital expenditures and acquisitions. The cable television business has substantial ongoing capital requirements for the construction, expansion and maintenance of its broadband networks and provision of new services. In the past, expenditures have been made for various purposes including the upgrade of our existing cable network, and in the future will be made for network extensions, installation of new services, converters and, to a lesser extent, network upgrades. Historically, we have been able to meet our cash requirements with cash flow from operations, borrowings under our credit facilities and issuances of private and public debt and equity.
    Cash provided by operations for the three months ended March 31, 2005 and 2004 was $76.1 million and $95.1 million. The decrease was primarily attributable to the timing of cash receipts and payments related to our working capital accounts.
    Cash used in investing activities for the three months ended March 31, 2005 and 2004 was $38.9 million and $43.6 million. The decrease was attributable to a reduction in amounts spent on capital expenditures.
    Cash used in financing activities for the three months ended March 31, 2005 and 2004 was $20.9 million and $15.6 million. The increase was attributable to an increase in amortization payments of our credit facility.
    For the three months ended March 31, 2005 and 2004 we spent $38.7 million and $44.2 million in capital expenditures. These expenditures principally constituted network extensions, upgrades to our headends, purchases of customer premise equipment and capitalized labor, all of which is considered necessary in order to maintain our existing network, to grow our customer base and expand our service offerings.
    Free Cash Flow for the three months ended March 31, 2005 totaled $37.4 million, compared to $50.9 million for the three months ended March 31, 2004. The decrease was primarily driven by the following:

    -- A $21.2 million increase in cash interest expense primarily driven by a bond interest payment made in the first quarter of 2005 that, for 2004, was made in the second quarter; and

    -- A $6.7 million source of Free Cash Flow for the three months ended March 31, 2005, compared to an $11.6 million source for the three months ended March 31, 2004 from changes in working capital accounts.

    The decrease was partially offset by an increase in operating income before depreciation and amortization of $7.0 million and a decrease in capital expenditures of $5.5 million.
    While we expect to continue to use Free Cash Flow to repay our indebtedness, interest rates have begun to increase, which will likely result in higher interest costs in the near future.

    Use of Operating Income before Depreciation and Amortization and Free Cash Flow
    Insight utilizes Operating Income before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. Operating Income before Depreciation and Amortization is considered an important indicator of the operational strength of Insight's businesses and is a component of its annual compensation programs. In addition, Insight's debt agreements use Operating Income before Depreciation and Amortization, adjusted for certain non-recurring items, in their leverage and other covenant calculations. Insight also uses this measure to determine how it will allocate resources and capital. Insight's management finds this measure helpful because it captures all of the revenue and ongoing operating expenses of its businesses and therefore provides a means to directly evaluate the ability of the business operations to generate returns and to compare operating capabilities across its businesses. This measure is also used by equity and fixed income research analysts in their reports to investors evaluating Insight's businesses and other companies in the cable television industry. Insight believes Operating Income before Depreciation and Amortization is useful to investors because it enables them to assess its performance in a manner similar to the methods used by Insight's management and provides a measure that can be used to analyze, value and compare companies in the cable television industry, which may have different depreciation and amortization policies.
    A limitation of Operating Income before Depreciation and Amortization, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Insight's businesses. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures, investment spending and Free Cash Flow. Management also evaluates the costs of capitalized tangible and intangible assets by analyzing returns provided on the capital dollars deployed. Another limitation of Operating Income before Depreciation and Amortization is that it does not reflect income net of interest expense, which is a significant expense for the company because of the substantial debt it has incurred to acquire cable television systems and finance capital expenditures to upgrade its cable network. Management evaluates the impact of interest expense through other measures including interest expense itself, Free Cash Flow, the returns analysis discussed above and debt service covenant ratios under Insight's credit facility.
    Free Cash Flow is net cash provided by operating activities (as defined by accounting principles generally accepted in the United States) less capital expenditures. Free Cash Flow is considered to be an important indicator of Insight's liquidity, including its ability to repay indebtedness. Insight believes Free Cash Flow is useful for investors because it enables them to assess Insight's ability to service its debt and to fund continued growth with internally generated funds in a manner similar to the methods used by Insight's management, and provides a measure that can be used to analyze, value and compare companies in the cable television industry.
    Both Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, Operating Income, Net Income and various cash flow measures (e.g., Net Cash Provided by Operating Activities), as well as other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

    Reconciliation of Net Income (Loss) to Operating Income before Depreciation and Amortization
    The following table reconciles Net Loss to Operating Income before Depreciation and Amortization. In addition, the table provides the components from Net Loss to Operating Income for purposes of the previous discussions.

                                                      Three Months
                                                     Ended March 31,
                                                   -------------------
                                                       2005      2004
                                                   --------- ---------
                                                       (in thousands)
  Net loss                                           $8,342    $6,817
  Income tax benefit (provision)                       (125)      144
                                                   --------- ---------
  Loss before income taxes                            8,217     6,961
  Minority interest income (expense)                  1,400      (121)
                                                   --------- ---------
  Loss before minority interest and income
   taxes                                              9,617     6,840
  Other income (expense):
    Other                                              (128)   (1,828)
    Interest income                                    (262)     (140)
    Interest expense                                 54,717    50,202
                                                   --------- ---------
  Total other expense, net                           54,327    48,234
                                                   --------- ---------
  Operating income                                   44,710    41,394
  Depreciation and amortization                      62,860    59,159
                                                   --------- ---------
  Operating Income before Depreciation and
   Amortization                                    $107,570  $100,553
                                                   ========= =========

    Reconciliation of Net Cash Provided by Operating Activities to
Free Cash Flow
    The following table provides a reconciliation from net cash provided by operating activities to Free Cash Flow. In addition, the table provides the components from Net Cash Provided by Operating Activities to Operating Income for purposes of the previous discussions.


                                                       Three Months
                                                      Ended March 31,
                                                     -----------------
                                                        2005     2004
                                                     -------- --------
                                                       (in thousands)
  Operating Income                                   $44,710  $41,394
      Depreciation and amortization                   62,860   59,159
                                                     -------- --------
  Operating income before Depreciation and
   Amortization                                      107,570  100,553
      Changes in working capital accounts(1)           6,728   11,567
      Cash paid for interest(2)                      (38,082) (16,864)
      Cash paid for taxes                               (137)    (122)
                                                     -------- --------
  Net cash provided by operating activities           76,079   95,134
      Capital expenditures                           (38,725) (44,189)
                                                     -------- --------
  Free Cash Flow                                     $37,354  $50,945
                                                     ======== ========


    (1) Changes in working capital accounts are based on the net cash changes in current assets and current liabilities, excluding changes related to interest and taxes and other non-cash expenses.

    (2) Includes bond interest payments due April 1, 2005 that were made on March 31, 2005. Had the payments been made on April 1, 2005, Free Cash Flow for the three months ended March 31, 2005 would have been $56,123. Second quarter 2005 cash interest will be lower than second quarter 2004 because it will not include this interest payment.

    About Insight Communications

    Insight Communications (NASDAQ: ICCI) is the 9th largest cable operator in the United States, serving approximately 1.3 million customers in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Insight specializes in offering bundled, state-of-the-art services in mid-sized communities, delivering basic and digital video, high-speed Internet and voice telephony in selected markets to its customers.

    Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimate," "expect," "anticipate" and other expressions that indicate future events and trends identify forward-looking statements. The above forward-looking statements are subject to risks and uncertainties and are subject to change based upon a variety of factors that could cause actual results to differ materially from those Insight Communications anticipates. Factors that could have a material and adverse impact on actual results include history and expectation of future net losses, competition, increasing programming costs, changes in laws and regulations, the substantial debt and the other risk factors described in Insight Communications' annual report on Form 10-K and other periodic filings. All forward-looking statements in this press release are qualified by reference to the cautionary statements included in Insight Communications' Form 10-K and such filings.

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                    CONSOLIDATED BALANCE SHEETS
                       (dollars in thousands)

                                       March 31,    Dec. 31,
                                           2005        2004
                                     ----------- -----------
Assets                                unaudited
Cash and cash equivalents              $116,460    $100,144
Investments                               5,313       5,053
Trade accounts receivable, net of
 allowance for doubtful accounts of
 $1,026 and $1,050 as of March 31,
 2005 and December 31, 2004              18,915      31,355
Launch funds receivable                     593       2,749
Prepaid expenses and other assets        16,730      11,343
                                     ----------- -----------
Total current assets                    158,011     150,644

Fixed assets, net                     1,133,334   1,154,251
Goodwill                                 72,430      72,430
Franchise costs                       2,361,959   2,361,959

Deferred financing costs, net of
 accumulated amortization of
 $20,178 and $18,892 as of
 March 31, 2005 and
 December 31, 2004                       26,611      27,896

Other non-current assets                  2,132       2,692
                                     ----------- -----------
Total assets                         $3,754,477  $3,769,872
                                     =========== ===========

Liabilities and stockholders' equity
Accounts payable                        $25,070     $31,886
Accrued expenses and other
 liabilities                             36,780      40,838
Accrued property taxes                   16,512      13,049
Accrued programming costs (inclusive
 of $40,200 and $36,838 due to
 related parties as of
 March 31, 2005 and
 December 31, 2004)                      55,763      51,329
Deferred revenue                          7,491       8,996
Interest payable                         28,018      20,643
Debt - current portion                   83,500      83,500
                                     ----------- -----------
Total current liabilities               253,134     250,241

Deferred revenue                          2,537       2,904
Debt                                  2,709,779   2,724,063
Other non-current liabilities             4,461       1,331

Minority interest                       244,123     245,523

Stockholders' equity:
Preferred stock; $.01 par value;
 100,000,000 shares authorized; no
 shares issued and
 outstanding as of March 31, 2005
 and December 31, 2004                        -           -
Common stock; $.01 par value:
Class A - 300,000,000 shares
 authorized; 50,830,270 and
 50,912,910 shares issued and
 outstanding as of March 31, 2005 and
 December 31, 2004                          508         509
Class B - 100,000,000 shares
 authorized; 8,489,454 shares issued
 and outstanding as of March 31, 2005
 and December 31, 2004                       85          85
Additional paid-in-capital              817,491     813,853
Accumulated deficit                    (268,612)   (260,270)
Deferred stock compensation              (9,448)     (8,689)
Accumulated other comprehensive
 income (loss)                              419         322
                                     ----------- -----------
Total stockholders' equity              538,655     545,810
                                     ----------- -----------
Total liabilities and stockholders'
 equity                              $3,754,477  $3,769,872
                                     =========== ===========

                  INSIGHT COMMUNICATIONS COMPANY, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
                 (in thousands, except per share amounts)

                                       Three months ended
                                             March 31,
                                     -----------------------
                                           2005        2004
                                     ----------- -----------

Revenue                                $269,327    $238,756

Operating costs and expenses:
Programming and other operating costs
 (exclusive of depreciation and
 amortization) (inclusive of $41,499
 and $36,744 of programming expense
 incurred through related parties
 during March 31, 2005 and 2004)         98,809      87,911
Selling, general and administrative      62,948      50,292
Depreciation and amortization            62,860      59,159
                                     ----------- -----------
Total operating costs and expenses      224,617     197,362
                                     ----------- -----------

Operating income                         44,710      41,394

Other income (expense):

Interest expense                        (54,717)    (50,202)
Interest income                             262         140
Other income (expense)                      128       1,828
                                     ----------- -----------
Total other expense, net                (54,327)    (48,234)

Loss before minority interest and
 income taxes                            (9,617)     (6,840)
Minority interest expense                 1,400        (121)
                                     ----------- -----------

Loss before income taxes                 (8,217)     (6,961)
Benefit (provision) for income taxes       (125)        144
                                     ----------- -----------

Net loss applicable to common
 stockholders                            $(8,342)   $(6,817)
                                     =======================

Basic and diluted loss per share
 attributable to common stockholders       $(.14)      $(.11)
Basic and diluted weighted-average
 shares outstanding                       59,429      59,661

                INSIGHT COMMUNICATIONS COMPANY, INC.
                       FINANCIAL INFORMATION
                            (in thousands)

                                            Q1          Q4        Q1
                                           2005        2004      2004
                                     ----------- ----------- ---------

Customer Relationships                  1,327.1     1,322.7   1,336.3

Total Average Monthly Revenue per
 Customer                                $70.58      $68.48    $61.42

Basic Cable
-----------
Homes Passed                            2,384.4     2,375.3   2,335.4
Basic Cable Customers                   1,271.4     1,272.5   1,297.9
Basic Cable Penetration                    53.3%       53.6%     55.6%

Cable Revenue                          $147,632    $145,280  $139,005
Average Monthly Cable Revenue per
 Customer                                $38.69      $37.89    $35.76

High-Speed Internet ("HSI")
---------------------------
HSI Homes Passed                        2,329.5     2,320.4   2,245.6
HSI Customers                             367.8       330.5     258.0
HSI Penetration                            15.8%       14.2%     11.5%

HSI Revenue                             $42,113     $38,021   $28,940
Average Monthly HSI Revenue per
 Customer                                $11.04       $9.92     $7.44
Average Monthly HSI Revenue per HSI
 Customer                                $40.21      $39.48    $39.53

Digital Cable
-------------
Digital Universe                        1,224.5     1,224.1   1,247.1
Digital Customers                         459.0       451.3     418.4
Digital Cable Penetration                  37.5%       36.9%     33.5%

Digital Revenue                         $26,761     $25,525   $23,721
Average Monthly Digital Revenue per
 Customer                                 $7.01       $6.66     $6.10
Average Monthly Digital Revenue per
 Digital Customer                        $19.60      $19.10    $19.26

Telephone
---------
Telephone Universe (marketable homes)     761.1       768.8     714.9
Telephone Customers                        68.6        64.3      60.1
Telephone Penetration (to marketable
 homes)                                     9.0%        8.4%      8.4%

Telephone Revenue                        $7,732      $3,865    $3,758
Average Monthly Telephone Revenue per
 Customer                                 $2.03       $1.01      $.97
Average Monthly Telephone Revenue per
 Telephone                               $38.79          NM        NM
Customer

Advertising Revenue
-------------------
Advertising Revenue                     $16,988     $21,820   $13,987
Average Monthly Advertising Revenue
 per Customer                             $4.45       $5.69     $3.60

Other Revenue
-------------
Other Revenue                           $28,101     $28,036   $29,345
Average Monthly Other Revenue per
 Customer                                 $7.36       $7.31     $7.55

NM = Not Meaningful

                   NCTA STANDARD REPORTING CATEGORIES
                         CAPITAL EXPENDITURES
                              (unaudited)
                           (in thousands)

                                       Q1 2005     2004 FY
Insight Consolidated
------------------------------------------------ -----------
Customer Premise Equipment              $18,248     $95,311
Scaleable Infrastructure                  4,223      14,920
Line Extensions                           5,449      25,168
Upgrade/Rebuild                           3,740      13,616
Support Capital                           7,065      25,081
                                     ----------- -----------
Total Insight Consolidated              $38,725    $174,096
                                     -----------------------

    CONTACT: Insight Communications
             Sandy Colony, Senior Vice President,
             Corporate Communications, 917/286-2300